Exhibit 99.5


                    Consent of Equity Research Services, Inc.

     We hereby consent to the inclusion as Appendix D to the proxy statement/prospectus constituting part of the Registration Statement on Form S-4 of Four Oaks Fincorp, Inc. of our letter to the Board of Directors of Four Oaks Fincorp, Inc. and to the references made to such letter and to the firm in such proxy Statement/prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                             /s/ Equity Research Services, Inc.

                                             EQUITY RESEARCH SERVICES,
                                             INC.

Raleigh, North Carolina
January 28, 2008